Exhibit 99.1

PRESS RELEASE

Contact:

Patrick G. O’Brien

President and Chief Executive Officer

(724) 684-6800

FEDFIRST FINANCIAL CORPORATION

ANNOUNCES INCREASE TO QUARTERLY CASH DIVIDEND

Monessen, Pennsylvania — May 24, 2012.  FedFirst Financial Corporation (Nasdaq “FFCO”) today announced that its Board of Directors has approved an increase in the quarterly cash dividend to $0.04 per outstanding share of common stock, up from $0.03 per share. The dividend will be paid on or about June 29, 2012 to stockholders of record as of the close of business on June 15, 2012.

Patrick G. O’Brien, President and Chief Executive Officer, stated, “We are pleased that our current level of earnings supports an increase in the dividend, while still maintaining a conservative payout ratio that allows us to generate capital to support continued balance sheet growth and other capital management strategies, like share repurchases.”

FedFirst Financial Corporation is the parent company of First Federal Savings Bank, a community-oriented financial institution operating eight full-service branch locations in southwestern Pennsylvania. First Federal offers a broad array of retail and commercial lending and deposit services and provides commercial and personal insurance services through Exchange Underwriters, Inc., its 80% owned subsidiary.